Exhibit 12

COOPER INDUSTRIES, LTD.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Dollar Amounts in Thousands)
(Unaudited)

	Nine Months Ended
	September 30,				Year Ended December 31,
	2004		2003		2003		2002		2001		2000		1999
Interest Expense	$51,300		$57,900		$74,100		$74,500		$84,700		$100,300		$55,200
Capitalized Interest	—		—		—		—		1,462		3,946		—
Estimated Interest Portion of Rent Expense	8,493		9,164		12,183		14,679		13,369		15,614		13,948

Fixed Charges	$59,793		$67,064		$86,283		$89,179		$99,531		$119,860		$69,148

Income From Continuing Operations Before Income Taxes	$315,200		$253,100		$346,500		$280,200		$316,400		$549,900		$518,600
Add: Fixed Charges	59,793		67,064		86,283		89,179		98,069		115,914		69,148
Less: Equity in Earnings of Less Than 50% Owned Companies	(2,218)		(1,579)		(2,534)		(2,969)		(2,922)		(3,367)		(1,069)

Earnings Before Fixed Charges	$372,775		$318,585		$430,249		$366,410		$411,547		$662,447		$586,679

Ratio of Earnings to Fixed Charges	6.2	x	4.8	x	5.0	x	4.1	x	4.1	x	5.5	x	8.5	x